EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the sale of shares on the Nasdaq National Market System. The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
1/14/20101	Sale	$3.9922	130,700
1/15/20102	Sale	3.9415	138,118
1/19/20103	Sale	3.7523	100,000
1/20/20104	Sale	3.5926	100,000
1/21/20105	Sale	3.4417	125,000
1/22/20106	Sale	3.4038	81,000
1/25/20107	Sale	3.4404	149,234

1 This transaction was executed in multiple trades at prices ranging from $3.92 - 4.03.

2 This transaction was executed in multiple trades at prices ranging from $3.90 - 4.05.

3 This transaction was executed in multiple trades at prices ranging from $3.72 - 3.80.

4 This transaction was executed in multiple trades at prices ranging from $3.55 - 3.71.

5 This transaction was executed in multiple trades at prices ranging from $3.38 - 3.58.

6 This transaction was executed in multiple trades at prices ranging from $3.36 - 3.50.

7This transaction was executed in multiple trades at prices ranging from $3.40 - 3.53.